Exhibit 10.1

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 17th day of May 2023 (the “Effective Date”), by and between Air Products and Chemicals, Inc. (together with its affiliates and subsidiaries, the “Company”), and Seifollah Ghasemi (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are currently party to an Employment Agreement most recently amended and restated as of May 21, 2020 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive wish to amend the Prior Agreement to, among other things, extend the Term so that the Term shall continue until September 30, 2028, subject to automatic annual renewals as provided herein.

NOW, THEREFORE, in accordance with Section 21 of the Prior Agreement, the Company and the Executive hereby agree as follows, effective as of the Effective Date:

Section 1. Definitions.

(a) “Accrued Rights” shall mean (i) unpaid Base Salary; (ii) any Annual Incentive Plan bonus previously determined and awarded by the Committee but unpaid; (iii) any accrued but untaken and unpaid vacation; (iv) reimbursement for unreimbursed business expenses properly incurred to the date of termination; (v) such employee benefits for which the Executive may be eligible under the terms of such employee benefit plans; and (vi) any rights with respect to Company equity (or equity derivatives), in accordance with the terms contained therein.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Bonus” shall have the meaning set forth in Section 5(b) of this Agreement.

(d) “Base Salary” shall have the meaning set forth in Section 5(a) of this Agreement.

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Cause” shall mean (a) the willful failure of the Executive to substantially perform his duties (other than any such failure due to Disability) after a demand for substantial performance is delivered, which demand shall identify the manner in which the Company believes that the Executive has not substantially performed his duties; (b) Executive engaging in willful and serious misconduct that has caused or would reasonably be expected to result in material injury to the Company or any of its affiliates; (c) Executive is convicted of, or enters a plead of nolo contendere, to a crime that constitutes a felony; (d) Executive engaging in (i) repeated acts of insubordination, or (ii) an act of dishonesty which is inconsistent with the standard of behavior expected of the Chairman of the Board and Chief Executive Officer of a public corporation, or (iii) a material violation by the Executive of any provision of the Company’s Code of Conduct.

An event (or, as the case may be, events, or omissions) shall not be Cause under any grant, program or agreement unless it (or they) would be Cause under the foregoing definition.

(g) “Change in Control Agreement” shall mean the Air Products and Chemicals, Inc. Change in Control Severance Agreement for an Executive Officer entered into with the Executive, dated August 1, 2015 and effective October 1, 2015, as amended in accordance with Section 12(h)12(h) herein.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i) “Committee” shall mean the Management Development and Compensation Committee of the Board or any successor committee of the Board responsible for setting compensation of senior executive officers.

(j) “Company.” shall have the meaning set forth in the preamble of this Agreement.

(k) “Disability” shall have the meaning set forth in the Separation Program.

(l) “Disqualifying Activities” shall have the meaning set forth in Section 4(b) of this Agreement.

(m) “Executive” shall have the meaning set forth in the preamble hereto.

(n) “Good Reason” shall have the meaning set forth in Section 2.16 of the Separation Program.

(o) “Highly Compensated Employee” shall have the meaning set forth in Section 2.17 of the Separation Program.

(p) “Initial Term” shall mean the initial period of the Term expiring on September 30, 2028, without regard to any annual extensions as provided in Section 3 hereof.

(q) “LTIP” means the Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan, approved by the Company’s shareholders on January 28, 2021, as amended, and any similar or successor plan.

(r) “Notice of Non-Renewal” shall mean a notice given pursuant to Section 24 of this Agreement by either the Company or the Executive to the other party of its intent not to renew the Term, which must be given at least thirty (30) days prior to September 30, 2024 or any anniversary date thereof in order to be effective, such that the outstanding Term would be four (4) years from September 30, 2024 or such anniversary date, as may be applicable, and would not renew thereafter if such notice is given.

(s) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(t) “Prohibited Activity” means the Executive:

(i) making any statement, written or verbal, in any forum or media, or taking any action in disparagement of the Company, including but not limited to negative references to the Company or its products, services, corporate policies, current or former officers, directors, employees, customers, suppliers, purchasers, business partners or associates. Notwithstanding the forgoing, nothing in this paragraph shall prevent the Executive from (A) discussing any matter in the good faith performance of his duties, (B) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements, and (C) making any truthful statement to the extent (1) necessary with respect to any litigation, arbitration or mediation involving this Agreement or the Prior Agreement, including but not limited to the enforcement of this Agreement or the Prior Agreement, or (2) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information. The Executive, in the good faith performance of his duties may, for example, criticize an employee, or groups of employees, products, services, corporate policies, current or former officers or employees, customers, suppliers, or business partners or associates, and such negative comments, if in the course of performing an evaluation or other business-related purpose, shall not be considered engaging in a Prohibited Activity.

(ii) Except where the Executive is acting in the reasonable and good faith performance of his duties, publishing any opinion, fact, or material, delivering any lecture or address, participating in any film, radio broadcast, television transmission, internet posting, social media, and/or any other electronic media, or communicating with any representative of the media, relating to confidential matters regarding the business or affairs of the Company;

(iii) Except where the Executive is acting in the reasonable and good faith performance of his duties, failure to hold in confidence all Trade Secrets of the Company that came into the Executive’s knowledge during his employment by the Company, or disclosing, publishing, or making use of at any time such Trade Secrets, where the term “Trade Secret” means any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which (A) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

(iv) Except where the Executive is acting in the reasonable and good faith performance of his duties, failure to hold in confidence all Confidential Information of the Company that comes into the Executive’s knowledge during his employment by the Company, or disclosing, publishing, or making use of such Confidential Information, where the term “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company;

(v) Failure, in the event of the Executive’s termination of employment for any reason, promptly to deliver to the Company all memoranda, notes, records, manuals, or other documents, including all electronic or other copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company’s business, whether made or compiled by the Executive or furnished to the Executive by virtue of the Executive’s employment with the Company; or the Executive’s failure promptly to deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to the Executive by virtue of the Executive’s employment with the Company;

(vi) Rendering of services, or assisting in the rendering of any services, for, or having an interest in, any Person, as an employee, officer, director, consultant, advisor, agent, broker, independent contractor, principal, or partner, or engaging directly or indirectly in any business, which is competitive with, or is planning to engage in activities that could become competitive with, the Company, from the Effective Date through the Term of Employment, including but not limited to businesses that include carbon capture, blue and green hydrogen, hydrogen for mobility, and gasification, as well as the industrial gas business, but excluding any business discontinued by the Company as of the end of the Term of Employment (a “competitive business”); the Executive understands and agrees that the Company’s business is international in scope and that the foregoing restriction shall be applied on a worldwide basis;

(vii) Directly or indirectly soliciting any customer, supplier, contractor, employee, agent, or consultant of the Company with whom the Executive had contact during the last two (2) years of Executive’s employment with the Company or became aware of through the Executive’s employment with the Company, to cease doing business with, or to terminate their employment or business relationship with, the Company; or

(viii) Material violation of any written policies of the Company applicable to the Executive, including, without limitation, the Company’s insider trading policy.

Notwithstanding anything herein to the contrary, it is not a Prohibited Activity: (A) For the Executive to make any disclosure or communication that is required by applicable law, regulation or legal process, and the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information; (B) Where Executive reasonably relies and acts on the written advice of Company legal counsel; (C) For the Executive to passively invest in pooled accounts or in less than 1% of any entity, provided that the Executive does not violate any Company investment policy; (D) Provided the Executive complies with his obligations concerning Confidential Information and does not commit or engage in what would otherwise be a Prohibited Activity, he may render services (i) as a director of an entity with a de minimis overlap with the business of the Company, (ii) to a private equity firm, but may not render services that relate to any business, product, Trade Secret, or invention of the Company, or (iii) to a private equity firm’s portfolio company, provided the portfolio company is not engaged in any business that relates to, or competes with, any business, product, Trade Secret, or invention of the Company, or any business or product of the Company that was in planning and not abandoned during the Term. The caveats contained in this sub-paragraph, the time limits set forth in Section 13(b)(i)13(b)(i), and the protected rights of Section 13(e), shall apply to every Prohibited Activity, restrictive covenant, definition of Cause, equity and equity derivative award document and any other agreement, plan or program applicable to the Executive. The Company shall provide the Executive with written notice if it believes the Executive has engaged in a Prohibited Activity and not less than thirty (30) days to cure, if curable.

(u) “Pro Rata Bonus” shall have the meaning set forth in Section 12(d) hereof.

(v) “Release Execution Period” shall have the meaning set forth in Section 12(g) hereof.

(w) “Restricted Period” is the Term of Employment and the one (1) year period immediately following the Term of Employment.

(x) “Retirement” shall have the meaning set forth in the LTIP, but in any event, the Executive shall be eligible for retirement treatment under all equity, equity derivative, and incentive awards after three (3) years of employment with the Company. For the avoidance of doubt, the Executive became eligible for Retirement prior to the Effective Date.

(y) “Retirement Savings Plan” shall mean the Air Products and Chemicals, Inc., Retirement Savings Plan as Amended and Restated Effective October 1, 2013, and as further amended from time to time.

(z) “Separation Program” shall mean the Air Products & Chemicals, Inc., Corporate Executive Committee Separation Program, as amended as of October 1, 2022 (and, for the avoidance of doubt, for purposes of this Agreement, no amendment or termination of the Separation Program shall adversely impact Executive’s benefits or rights under this Agreement).

(aa) “Severance Benefits” shall have the meaning set forth in Section 12(g) hereof.

(bb) “Start Date” is the date on which the Executive’s employment first began, which was July 1, 2014.

(cc) “Term” shall mean the term of this Agreement as in effect from time to time, as further provided in Section 3 hereof.

(dd) “Term of Employment” shall mean the period that the Executive is employed by the Company during the Term, as further specified in Section 12(a) hereof.

Section 2. Acceptance of Employment.

The Company agrees to employ the Executive, and the Executive agrees to serve the Company, on the terms and conditions set forth herein, and for the Term as specified in Section 3.

Section 3. Term.

The term of this Agreement shall continue until the expiration of the Initial Term, and shall be automatically extended for additional one (1)-year periods each year, effective on September 30, 2024 and on each anniversary thereof (such that the outstanding term is always five (5) years from the date of such extension), unless either the Company or the Executive shall provide the other party with a Notice of Non-Renewal (such term, as in effect from time to time, the “Term”). The Term of Employment of the Executive under this Agreement may be earlier terminated in accordance with Section 12 hereof.

Section 4. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term of Employment, the Executive shall be employed by the Company as Chief Executive Officer, President, and Chairman (together with such other position or positions consistent with the Executive’s title as the Board shall reasonably specify from time to time) and shall have the duties, responsibilities, and authority commensurate with such title. The Executive will report directly to the Company’s Board of Directors. The responsibilities of the Executive shall include his continued involvement and assistance to the Board in connection with the identification of a potential successor as Chief Executive Officer, it being understood that the appointment of a successor CEO shall be at the sole discretion of the Board. The Executive shall also work to endeavor to provide a successful transition of his responsibilities at such time as a successor CEO is appointed.

(b) Performance. During the Term of Employment, the Executive shall devote substantially all of the Executive’s business time to the Company and not engage in any activity that (i) conflicts with the interests of the Company, (ii) interferes with the proper and efficient performance of the Executive’s duties to the Company, (iii) interferes with the Executive’s exercise of judgment in the Company’s best interests, or (iv) which could otherwise materially interfere or conflict with the Executive performing his duties as Chief Executive Officer, President, and Chairman of the Company (“Disqualifying Activities”). However, provided that, in the aggregate, such activities do not rise to the level of Disqualifying Activities, the Executive may serve as a director of one other company, subject to the approval of the Board. The Executive may also be involved in charitable, civic, and professional activities, including, subject to the approval of the Company’s Board of Directors, serving on the board of a charitable organization. Subject to the guidelines of the Company’s legal and compliance departments, the Executive may manage his and his family’s passive investments.

(c) Principal Place of Employment. The Executive’s principal place of employment shall be at the Company’s principal headquarters in Allentown, PA, although the Executive understands and agrees that his business duties and responsibilities will require that he travel often.

Section 5. Compensation.

(a) Base Salary. In accordance with the regular payroll practices of the Company, the Executive shall receive a salary at the rate of $1,350,000 per entire fiscal year, as adjusted in accordance with this Section from time to time (“Base Salary”). The Board, or such committee of the Board as is responsible for setting compensation of senior executive officers, shall review the Executive’s performance at the conclusion of each fiscal year and may increase but not decrease the Base Salary, except that the Company may reduce the Executive’s Base Salary prospectively if such reduction is no less favorable to the Executive than the average annual percentage reduction during the applicable fiscal year for all Highly Compensated Employees; provided further that the Company may adjust its normal payroll practices with respect to the payment of the Executive’s Base Salary provided that such adjustment is applicable to all Highly Compensated Employees.

(b) Annual Bonus. The Executive shall be eligible to participate in the Annual Incentive Plan and for a target annual cash bonus of one hundred fifty percent (150%) of Base Salary (the “Annual Bonus”). Actual Annual Bonus awards will be determined by the Board or the Committee following the fiscal year and may be above or below the target Annual Bonus depending upon the Company’s fiscal year performance as measured by the performance measures and goals established by the Committee at the beginning of the fiscal year, and the Company’s achievement of certain nonfinancial objectives. Actual Annual Bonus awards can range from zero percent (0%) to two hundred thirty percent (230%) of target Annual Bonus. The Company may increase but not reduce the Executive’s target Annual Bonus, except that it may reduce such target Annual Bonus for a future year if such reduction is on a basis no less favorable to the Executive than the basis on which the Company reduces the target annual bonus payable to all Highly Compensated Employees during the applicable fiscal year. The Annual Bonus, if any, shall be paid to the Executive at the same time as bonuses are generally payable to other senior executives of the Company, subject to the Executive’s continuous employment through the applicable payment date, but in no event later than the date that is two and one-half (2 1/2) months following the later of (i) the end of the Executive’s first taxable year in which the right to the bonus is no longer subject to a substantial risk of forfeiture or (ii) the end of the Company’s first taxable year in which the right to the bonus is no longer subject to a substantial risk of forfeiture (subject to the Executive’s right to defer his Annual Bonus under the Company’s Deferred Compensation Plan).

(c) Long-Term Incentive Plan. The Executive shall be eligible to participate in the LTIP and receive an annual award, determined by the Committee, in its good faith discretion. The LTIP annual award shall have a grant date target value of at least $7,000,000 based upon the Company’s standard valuation practices for equity awards. Following the October 1 start of the fiscal year, LTIP Awards (as defined in the LTIP) typically are communicated after the November Board meeting, and granted in early December. LTIP Awards granted to the Executive shall be proportioned in the same manner as Highly Compensated Employees’ equity awards and shall be based generally on the same form of award agreement as used for other Highly Compensated Employees, except that such award agreements shall be treated as providing for additional or continued vesting in accordance with Section 12(c), (d), (e), or (f) hereof, and such award agreements shall not require the Executive to be subject to any additional Prohibited Activities or a definition of Cause that is broader than referred to in this Agreement.

Section 6. Defined Contribution Plan and Retirement Savings Plan.

The Executive shall be eligible to participate in the Company’s Deferred Compensation Plan and Retirement Savings Plan.

Section 7. Employee Benefits.

During the Term of Employment, the Executive shall be eligible to participate in such health, dental, disability insurance, life insurance, and other benefits as provided from time to time by the Company upon terms and conditions and at coverage levels and coverage scope (including domestic partners, spouses, and dependents) substantially equivalent, taken as a whole, to those provided generally to Highly Compensated Employees of the Company. The Company may reduce or adjust the aggregate benefits payable to the Executive if such reduction is on a basis no less favorable to the Executive than the basis on which the Company reduces aggregate benefits payable with respect to Highly Compensated Employees. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing the Executive notice, and the right to do so is expressly reserved.

Section 8. Reimbursement of Business Expenses.

The Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses, subject to documentation and in accordance with the Company’s generally applicable policies on reimbursement of employee business expenses, as in effect from time to time.

Section 9. Aircraft and Company Provided Automobiles.

During the Term of Employment, the Executive will have access to the corporate aircraft, Company-provided automobiles, and Company-provided drivers for business and personal travel for security purposes. The Executive shall be responsible for taxes on personal usage of such aircraft, automobiles and drivers. The Board reserves the right to review, alter, and discontinue the use of corporate aircraft.

Section 10. Vacation.

The Executive will be entitled to annual vacation in accordance with the Company’s vacation policy as in effect from time to time.

Section 11. Directors and Officers Insurance.

At all times after the Start Date, the Executive will be subject to and covered by the Company’s indemnification policies, by-laws, and procedures, as they currently exist and as hereinafter amended. The Executive shall further be covered by the Company’s then-current Directors and Officers insurance. The Executive understands and agrees that the policies, by-laws, and procedures as in existence on the Start Date or the Effective Date may be amended by the Board in its sole and absolute discretion, provided that the level of protection afforded to the Executive shall in the aggregate not be reduced. This Section 11 shall survive the Executive’s termination of employment.

Section 12. Termination of Employment.

(a) General. The Term of Employment commenced on the Start Date and will terminate upon the earliest to occur of (i) the Executive’s death, (ii) termination by reason of a Disability, (iii) termination by the Company with or without Cause, (iv) termination by the Executive with or without Good Reason, and (v) expiration of the Term (following non-extension of the Term in accordance with Section 3 hereof).

(b) Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time by providing Executive with written notice pursuant to Section 24 of this Agreement, that his employment has been terminated for Cause. If the Executive is terminated by the Company for Cause, he shall receive the Accrued Rights and continue to be covered by the Company’s policies and practices regarding indemnification and Director’s and Officer’s insurance in the same amount and to the same extent as the Company covers its other officers and directors.

(c) Termination by the Executive without Good Reason. The Executive may terminate his employment without Good Reason (including a termination by Retirement where such Retirement does not occur as a result of another basis for termination hereunder) by providing the Company one hundred eighty (180) days’ written notice of such termination pursuant to Section 24 of this Agreement. In the event of a termination of employment by the Executive under this Section, the Executive shall be entitled only to the Accrued Rights; except that, with respect to all equity Awards under the LTIP, (i) Stock Options and Stock Appreciation Rights (each as defined in the LTIP) granted at least one year prior to the Executive’s termination shall continue to vest and be exercisable for the full term set forth in the award agreement, (ii) Restricted Shares, Deferred Stock Units (each as defined in the LTIP) and any similar awards (e.g., restricted stock units) subject solely to time-based vesting conditions granted at least one year prior to the Executive’s termination shall vest on the date of termination and be paid out in accordance with their terms, and (iii) Awards that are conditioned on the satisfaction of performance conditions, which are granted at least one year prior to the Executive’s termination, shall be vested and paid out or distributed following the determination of performance for the applicable performance period at the same time as such Awards are generally paid or distributed to other senior executives of the Company, based on actual performance for the performance period, but prorated by a fraction, the numerator of which is the number of days elapsed between the first day of the performance period and the date of the Executive’s termination and the denominator of which is the total number of calendar days in the performance period. In the event of termination of the Executive’s employment under this Section, the Company may, in its sole and absolute discretion, by written notice pursuant to Section 24, accelerate such date of termination without changing the characterization of such termination as a termination by the Executive without Good Reason (and Retirement) and, in such a case, for purposes of determining equity awards granted at least one year prior to the Executive’s termination, Executive’s originally scheduled date of termination shall be treated as the date of termination; and more specifically, such written notice and acceleration shall not constitute a termination without Cause by the Company, nor provide a basis for a claim of Good Reason, nor a “covered termination” nor a “Termination of Employment” within the meaning of the Separation Program. If the Executive terminates his employment without Good Reason, he shall continue to be covered by the Company’s policies and practices regarding indemnification and Director’s and Officer’s insurance in the same amount and to the same extent as the Company covers its other officers and directors.

(d) Termination by the Company without Cause or Resignation by the Executive for Good Reason. If the Executive ceases to be employed by the Company prior to the expiration of the Term because the Executive was terminated without Cause or resigned for Good Reason, the Executive will: (i) be subject to the Separation Program (with severance payments not less than as provided under the Separation Program as of the date hereof, without giving effect to the proviso in Section 3.02(a) of the Separation Program), for any such termination that occurs prior to the expiration of the Initial Term (it being understood that the Executive shall not participate in the Separation Program for any termination of employment occurring upon or following the expiration of the Initial Term, provided, that, if Executive is terminated without Cause or resigns for Good Reason upon or following the expiration of the Initial Term, in lieu of the Annual Incentive Plan, the Company shall pay Executive a lump sum pro-rata portion of the Annual Bonus, based upon the percentage of the fiscal year that has elapsed through the date of termination, for the year in which such termination occurs, payable when such Annual Bonus would have otherwise been payable had the Executive’s employment not terminated, and further based on one hundred percent (100%) of target Annual Bonus for the fiscal year in which termination occurs (the “Pro Rata Bonus”) ); (ii) with respect to all equity Awards under the LTIP, (A) Stock Options and Stock Appreciation Rights shall continue to vest and be exercisable for the full term set forth in the award agreement, (B) Restricted Shares, Deferred Stock Units, and any similar awards (e.g., restricted stock units) subject solely to time based vesting conditions shall vest on the date of termination, and (C) Awards that are conditioned on the satisfaction of performance conditions shall be vested and paid out or distributed following the determination of performance for the applicable performance period at the same time as such Awards are generally paid or distributed to other senior executives of the Company, based on actual performance for the performance period, and (iii) continue to be covered by the Company’s policies and practices regarding indemnification and Directors and Officers insurance in the same amount and to the same extent as the Company covers its other officers and directors. The Executive shall also be treated as having a Retirement upon such a termination to the extent more favorable to Executive on an element by element basis. Other than as stated in this Section 12(d), the Executive shall have no other rights or remedies, unless such termination falls within the scope of the Change in Control Agreement, in which event the Change in Control Agreement shall apply.

(e) Termination Due to Death or Disability. If the Executive dies, or his employment terminates by reason of Disability during the Term, the Executive’s employment hereunder shall terminate upon his death or upon the determination of a termination for Disability, and all obligations of the Company hereunder shall terminate on such date, except that the Executive’s estate or his designated beneficiary shall be entitled to (i) payment of the Accrued Rights; (ii) in lieu of the Annual Incentive Plan, the Pro Rata Bonus; (iii) with respect to all equity Awards under the LTIP, (A) Stock Options and Stock Appreciation Rights shall continue to vest and be exercisable for the full term set forth in the award agreement, (B) Restricted Shares, Deferred Stock Units, and any similar awards (e.g., restricted stock units) subject solely to time-based vesting conditions shall vest on the date of termination, and (C) Awards that are conditioned on the satisfaction of performance conditions shall be vested and paid out or distributed following the determination of performance for the applicable performance period at the same time as such Awards are generally paid or distributed to other senior executives of the Company, based on actual performance for the performance period, but prorated by a fraction, the numerator of which is the number of days elapsed between the first day of the performance period and the date of the Executive’s termination and the denominator of which is the total number of calendar days in the performance period, or such better treatment as is provided in any award, (iv) if the Executive’s employment is terminated for Disability, Executive shall receive any more favorable treatment for Retirement on an element by element basis, and (v) the Executive or his estate, as the case may be, shall continue to be covered by the Company’s policies and practices regarding indemnification and Directors and Officers insurance in the same amount and to the same extent as the Company covers its other officers and directors.

(f) Conclusion of the Term. In the event that the Executive’s employment ends upon the expiration of the Initial Term or the Term, the conclusion of the Executive’s employment will be treated as a Retirement. Notwithstanding anything to the contrary, (x) with respect to all equity Awards under the LTIP, (i) Stock Options and Stock Appreciation Rights (each as defined in the LTIP), even if granted less than one year prior to the Executive’s termination, shall continue to vest and be exercisable for the full term set forth in the award agreement, (ii) Restricted Shares, Deferred Stock Units (each as defined in the LTIP) and any similar awards subject solely to time-based vesting conditions (e.g., restricted stock units) (even if granted less than one year prior to the Executive’s termination) shall vest on the date of termination, and (iii) Awards that are conditioned on the satisfaction of performance conditions, (even if granted less than one year prior to the Executive’s termination), shall be vested and paid out or distributed following the determination of performance for the applicable performance period at the same time as such Awards are generally paid or distributed to other senior executives of the Company, based on actual performance for the performance period and (y) without regard to Executive’s employment status on the Annual Bonus payment date, (i) if the Company’s fiscal year ends on the same date as expiration of the Initial Term or the Term, as applicable, Executive shall be entitled to receive Executive’s actual Annual Bonus for such fiscal year under Section 5(b) of this Agreement or (ii) if the Company’s fiscal year does not end on the same date as expiration of the Initial Term or the Term, as applicable, the Company shall pay Executive the Pro Rata Bonus. In addition, the Executive shall continue to be covered by the Company’s policies and practices regarding indemnification and directors and officers insurance in the same amount and to the same extent as the Company covers its other officers and directors. The conclusion of employment as a result of the Executive continuing employment through the end of the Initial Term or the Term and then departing due to expiration of either such period is neither a termination without Cause, nor Good Reason, nor a “covered termination” nor a “Termination of Employment” within the Separation Program. Retirement is neither a termination without Cause, nor Good Reason, nor a “covered termination” nor a “Termination of Employment” within the Separation Program.

(g) Conditions to Severance Benefits. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to this Section (other than the Accrued Rights and continued coverage by the Company’s policies and practices regarding indemnification and Directors and Officers insurance in the same amount and to the same extent as the Company covers its other officers and directors) (collectively, the “Severance Benefits”) in connection with any termination of the Executive’s employment shall be conditioned upon the Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims in the form generally as in the attached Exhibit A (and the expiration of any revocation period contained in such Release of Claims), within the time specified therein (the “Release Execution Period”). If the Executive fails, after being presented with the Release of Claims by the Company in a timely manner, to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of the Release Execution Period, or timely revokes his acceptance of such release following its execution, the Executive shall not be entitled to any of the Severance Benefits.

(h) Change in Control Agreement for Executive. The parties have executed the Company’s Change in Control Agreement. Executive’s benefits under such agreement shall not be subject to any reduction or elimination due to his age, except that in any valuation of a non-competition agreement performed in connection with mitigating an excise tax under Sections 280G and 4999 of the Code, the age of the Executive may be taken into account in performing such valuation. In the event of a termination of employment that is subject to the Change in Control Agreement, the benefits under such Change in Control Agreement shall not result in less favorable treatment of any element than the Executive would receive if such agreement did not apply.

Section 13. Restrictive Covenants.

(a) Non-Competition and Non-Solicitation. The Executive agrees and understands that the non-competition and non-solicitation covenants substantially in the form attached as Exhibit B to the Separation Program shall be applicable to the Executive and the Executive agrees to be so bound in accordance with the Separation Program, provided that the term “competitive business” as used therein shall have the meaning given in clause (vi) of Section 1(t) herein. Notwithstanding anything that may be contained in any other document, the Restricted Period of non-competition and non-solicitation covenants shall be limited to the Term of Employment and the one (1) year immediately following the conclusion of the Term of Employment for any reason, or any termination of Executive’s employment following the conclusion of the Term, if later.

(b) (i) Prohibited Activities. The Executive agrees and understands that he may not, at any time during the Restricted Period, for any reason, engage in Prohibited Activity. In the event that the Executive has engaged in a Prohibited Activity during the Restricted Period, the Company may forfeit, cancel, modify, rescind, suspend, withhold, or otherwise limit or restrict any unexpired, unpaid, unexercised, or deferred awards held by the Executive at the time of such engagement, and any exercise, payment, or delivery of an award or shares pursuant to such an award may be rescinded. In the event of any such rescission, the Executive shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment, or delivery, in such manner and on such terms as may be required by the Company, and the Company shall be entitled to reduce any amount owed to the Executive by the Company by such gain or payment. This is not the Company’s sole remedy to the Executive’s engagement in Prohibited Activity, and the Executive understands, acknowledges and agrees that the Company may seek the remedy under this subsection without limitation. The provisions of this Section are in addition to, and shall not supersede, the terms of any other agreement entered at the time the Executive is employed by the Company. The Executive expressly acknowledges and agrees that the foregoing provisions of this Section are material and important terms of this Agreement and that the Executive’s agreement to be bound by the terms of this Section is a condition precedent to the Company’s consummation of this Agreement.

(ii) The Company agrees that its directors and Named Executive Officers shall not during the Restricted Period, publicly disparage the Executive with regard to his performance as Chairman, Chief Executive Officer, or President of the Company. Notwithstanding the foregoing, nothing in this paragraph shall prevent the Company or its employees, executive officers and directors from (A) discussing any matter with any of the Company’s directors, executive officers, employees, legal, compliance or human resources officers; (B) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements, or (C) making any truthful statement to the extent necessary (1) with respect to any litigation, arbitration or mediation involving this Agreement or the Prior Agreement, including but not limited to the enforcement of this Agreement or the Prior Agreement, or (2) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

(c) Injunction. The Executive acknowledges and agrees that, because of the unique and extraordinary nature of his services, any breach or threatened breach of any of the above provisions of this Section will cause the Company irreparable injury and incalculable harm and, therefore, the Company will have no adequate remedies at law. The Executive, therefore, agrees in advance that Company shall be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by the Company to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which the Company may have with respect to such breach or threatened breach. The Executive agrees that in such action, if the Company makes a prima facie showing that the Executive has violated or apparently intends to violate any of the provisions of this Section, the Company need not prove either damage or irreparable injury in order to obtain injunctive relief. The Company and the Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in the Commonwealth of Pennsylvania and each of the parties hereto agrees to accept service of process by any form of notice described in Section 24 of this Agreement, and to consent to the jurisdiction of such courts.

(d) Severability. If any provision contained within this Section is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then such restriction shall be enforced to the maximum extent permitted by law, and the Executive agrees that such extent, duration or scope may be modified in any proceeding brought to enforce such restriction.

(e) Protected Rights. Nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). This Agreement does not limit the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agencies. Additionally, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (z) in court proceedings if the Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, or to Participant’s attorney in such lawsuit, provided, that the Executive must file any document containing the trade secret under seal, and Executive may not disclose the trade secret, except pursuant to court order.

(f) Acknowledgement. The Executive acknowledges and agrees that during the course of his service to the Company, the Executive will have access to and will acquire and be given highly confidential and valuable information concerning the Company including, but not limited to, the Company’s methodology, technology, business strategy, marketing materials, Trade Secrets, methods of operations, and the needs and requirements of the Company’s clients, which are valuable assets and legitimate business interests of the Company deserving of stringent legal safeguards and protection. The Executive acknowledges that the restrictive covenants herein are reasonable and necessary to protect the legitimate business interests of the Company and will not impair or infringe upon the Executive’s right to work or earn a living after the Term of Employment.

Section 14. Representations and Warranties of the Executive.

The Executive represents and warrants to the Company that:

(a) The Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b) The Executive has not violated, and in connection with his employment with the Company will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he was, is, or may be bound;

(c) In connection with his employment with the Company, the Executive will not be in violation of any agreement with any prior employer regarding the use of any confidential or proprietary information he may have obtained in connection with employment with any prior employer;

(d) To the best of his knowledge, the Executive is not, and has not been, the subject of any investigation, whether by any prior employer, any governmental or regulatory authority, or any self-regulatory organization; and

(e) The Executive has had a full and complete opportunity to consult with counsel of the Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and the Company made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as stated in this Agreement.

Section 15. Company Policies.

(a) The terms and conditions of the Executive’s employment are governed by the Company’s standard policies and procedures except where otherwise stated in this Agreement. The Executive must acquaint himself with all such standard policies and comply with them during the Executive’s employment. In addition, as a condition of this offer and Executive’s employment with the Company the Executive will be required to participate in the Company’s stock retention program, and shall, as a condition precedent to this Agreement, execute and comply with the terms of the Company’s Employee Patent and Confidential Information Agreement.

(b) The Executive acknowledges and agrees that notwithstanding any contrary provision of this Agreement, (i) the Executive’s right to receive or retain any compensation hereunder shall in all events be subject to (a) any right that the Company may have under the Company’s compensation recovery policy, as in effect from time to time, and/or as set forth in the Company’s Annual Incentive Plan (provided, that, any such policy shall contain provisions no less favorable to the Executive than to other senior executives of the Company generally), or (b) any right or obligation that the Company may have under applicable law, including regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934 and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission, and (ii) the enforcement of such rights or compliance with such obligation by the Company will not provide a basis for a claim of Good Reason by the Executive.

Section 16. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. The Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code (“Section 409A”) to such payments.

Section 17. Section 409A.

(a) It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Neither the Executive nor any of the Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement, or agreement of or with the Company or any of its affiliates (this Agreement and such other plans, policies, arrangements, and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Executive or for the Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by the Executive to the Company or any of its affiliates.

(c) If, at the time of the Executive’s separation from service (within the meaning of Section 409A), (i) the Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule as set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period (provided, in all events, the Restricted Period shall be computed as if the payment of such amount had not been delayed).

(d) Notwithstanding any provision of any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, after consultation with the Executive, the Company reserves the right to make amendments to this Agreement and any other Company Plan as the Company in good faith deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A; provided, that, any such amendments shall endeavor to preserve the intended economic benefits for the Executive to the extent possible. In any case, the Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive for the Executive’s account in connection with any Company Plan (including any taxes and penalties under Section 409A). In no event whatsoever will the Company, any of its affiliates or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on the Executive under Section 409A or any damages for failing to comply with Section 409A.

(e) Notwithstanding any provision in this Agreement to the contrary: (i) each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code; and (ii) to the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (A) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, (B) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

Section 18. Effect of Section 280G of the Code.

(a) Notwithstanding any other provision of this Agreement to the contrary, and except as provided in this Section, to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Company (or by any affiliate of the Company, any person or entity who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets, within the meaning of Section 280G of the Code, and the regulations thereunder), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) only if and to the extent that a reduction in the Total Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received the entire amount of such Total Payments. Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating vesting of whole shares not subject to Treasury Regulation 280G-1, Q&A 24(c), then by reducing options subject to Treasury Regulation 280G-1, Q&A 24(c) and finally by reducing whole shares subject to Treasury Regulation 280G-1, Q&A 24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined herein). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b) The determination of whether the Total Payments shall be reduced as provided in this Section and the amount of such reduction shall be made at the Company’s expense by an accounting firm jointly selected by the Company and the Executive from among its independent auditors and the five (5) largest accounting firms (an “Eligible Accounting Firm”) in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) days of the last day of the Executive’s employment. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Total Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive. If the Accounting Firm determines that an Excise Tax would be payable the Executive shall have the right to accept the Determination of the Accounting Firm as to the extent of the reduction, if any, pursuant to this Section, or to have such Determination reviewed by another Eligible Accounting Firm selected by the Executive, at the expense of the Company, in which case the determination of such second accounting firm shall be binding, final and conclusive upon the Company and the Executive.

Section 19. Legal Fees.

The Company shall reimburse all reasonable and documented legal fees and commercially reasonable expenses incurred in connection with the review, negotiation and execution of this Agreement. In order to be entitled to reimbursement: (i) the Executive must execute this Agreement and continue employment; and (ii) the Company must receive a bill from the Executive’s counsel which is sufficiently detailed to enable the Company to assess the reasonableness of any fees and costs but without the narrative as to any time entries or work performed.

Section 20. Successors and Assigns; No Third-Party Beneficiaries.

(a) Assignability. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations hereunder only to a successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

(b) No Third-Party Beneficiaries. Except as otherwise set forth herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company and the Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 21. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 22. Survival.

All sections of this Agreement survive beyond the Term of Employment except as otherwise specifically stated.

Section 23. Governing Law.

This agreement is governed by and is to be construed under the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws jurisprudence. Any dispute arising hereunder or concerning or relating to the Executive’s employment shall be finally settled by the state and federal courts sitting in the Commonwealth of Pennsylvania and each of the parties hereto agrees to accept service of process by registered mail and to otherwise consent to the jurisdiction of such courts.

Section 24. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address be so designated, all notices and communications by the Executive to the Company shall be mailed or delivered to the Company at its principal executive office, Attention General Counsel, with a copy (which shall not constitute notice) to the Chairman of the Committee; and all notices and communications by the Company to the Executive may be given to the Executive personally or may be mailed to the Executive at the Executive’s last known address, as reflected in the Company’s records, with a copy (which shall not constitute notice) to: Michael S. Katzke, Esq., Katzke & Morgenbesser LLP, 1345 Avenue of the Americas, New York, NY 10128..

(b) Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, or by e-mail, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 25. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 26. No Presumption of Authorship.

This Agreement has been thoroughly negotiated and there is no presumption that either party drafted this agreement.

Section 27. Entire Agreement.

This Agreement, together with the attached exhibits and Company Plans and programs referred to herein, constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement, including the Prior Agreement.

Section 28. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

* * *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

AIR PRODUCTS AND CHEMICALS, INC.		SEIFOLLAH GHASEMI

By:	/s/ Edward L. Monser	/s/ Seifollah Ghasemi
Name:	Edward L. Monser	Date:	May 17, 2023
Title:	Director
Date:	May 17, 2023

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

GENERAL RELEASE

1. I, _________________________ (the “Executive”), for and in consideration of (a) certain severance benefits, equity rights and other benefits to be paid and provided to me by Air Products and Chemicals, Inc. (the “Company”) pursuant to the Employment Agreement between Executive and the Company dated _______________ (the “Agreement”), and under the Air Products and Chemicals, Inc. Corporate Executive Committee Separation Program as in effect on July 1, 2014 (the “Plan”), and (b) the Company’s execution of a release in favor of the Executive, on the date this General Release becomes irrevocable, and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE Air Products and Chemicals, Inc. (the “Company”) and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, shareholders, employees and agents, in such capacities, and their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term “Company”), acting in such capacities , of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the civil Rights Act of 1991, 2 USC §§ 60/ et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USA §§ 621 et seq., as amended (“ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Agreement or the Plan or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit other than under any Company separation or severance plan or programs. Notwithstanding the foregoing, I understand that I shall be indemnified by the Company as to any liability, cost or expense for which I would have been indemnified during employment or directorship, and covered under insurance coverages in force for officers and directors.

2. Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

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3. I hereby agree and recognize that my employment by the Company was/will be permanently and irrevocably severed on ____________________, [•] and the Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Plan provide me with payments and benefits, which are in addition to any amounts to which I otherwise would have been entitled.

4. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulations, or of any duty owed by the Company and that this Release is executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

5. I hereby acknowledge that nothing in this Release shall prohibit or restrict me from: (a) making any disclosure of information required by law; (b) providing information to or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (c) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self- regulatory organization.

6. I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own violation with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described above, which I acknowledge is adequate and satisfactory to me. None of the above named persons, nor their agents, representatives or attorneys has made any representations to me concerning the terms or effects of this Release other than those contained herein.

7. I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this Release for a period of seven days following execution by giving written notice to the Company at 7201 Hamilton Boulevard, Allentown Pennsylvania 18195-1501, Attention: General Counsel.

Intending to be legally bound hereby, I execute the foregoing Release this ___ day of __________, [•].

Witness Executive

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